Exhibit 99.1

B&G Foods Reports Financial Results for Third Quarter 2021

Parsippany, N.J., November 4, 2021—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the third quarter and first three quarters of 2021. Results for the third quarter of 2021 and the first three quarters of 2021 each reflect the impact of one fewer reporting week compared to the third quarter and first three quarters of 2020.

Third Quarter 2021 Summary (vs. Third Quarter of 2020 and vs. Third Quarter 2019 for two-year annual compound growth rates, where applicable):

●	Net sales increased 3.9% to $515.0 million, driven by the Crisco acquisition, partially offset by comparisons against the extraordinary demand resulting from the COVID-19 pandemic during the third quarter of 2020 and one fewer reporting week in the third quarter of 2021.
●	Net sales and base business net sales[1] for the third quarter of 2021 were 26.7% and 9.2% higher than pre-pandemic net sales and base business net sales for the third quarter of 2019. On a two-year compound annual growth basis, relative to pre-pandemic levels, third quarter net sales increased 12.6% and base business net sales increased 4.5%.
●	Diluted earnings per share[2] decreased 55.6% to $0.32 and adjusted diluted earnings per share[1] decreased 25.7% to $0.55. On a two-year compound annual growth basis, third quarter adjusted diluted earnings per share increased 1.5%.
●	Net income[2] decreased 55.7% to $20.7 million and adjusted net income[1] decreased 24.5% to $36.2 million. On a two-year compound annual growth basis, third quarter adjusted net income increased 1.8%.
●	Adjusted EBITDA[1] decreased 8.1% to $96.2 million. On a two-year compound annual growth basis, third quarter adjusted EBITDA increased 5.6%.

Guidance for Full Year Fiscal 2021

●	Net sales guidance reaffirmed at a range of $2.05 billion to $2.10 billion.
●	Adjusted EBITDA guidance set at a range of $358.0 million to $365.0 million.

Commenting on the results, Casey Keller, President and Chief Executive Officer of B&G Foods, stated, “B&G Foods delivered strong performance in the third quarter, with total net sales increasing versus last year and significant base business net sales growth versus the pre-COVID 2019 period. We continue to see elevated demand for our products as consumers carry on cooking and baking at home. We also implemented pricing actions during the quarter to reflect inflation in key input costs, and remain committed to delivering solid financial performance despite industry-wide challenges with inflation and supply chain disruptions.”

1	Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “base business net sales,” “adjusted diluted earnings per share,” “adjusted net income,” “EBITDA,” “adjusted EBITDA” and “adjusted EBITDA before COVID-19 expenses,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.
2	Diluted earnings per share and net income for the third quarter and first three quarters of 2021 were negatively impacted by $16.3 million of cash and non-cash charges relating to the pending sale and closure of the Company’s Portland, Maine manufacturing facility, which includes a $14.1 million accrual for the estimated present value of a multi-employer pension plan withdrawal liability payable over 20 years.

Financial Results for the Third Quarter of 2021

Net sales for the third quarter of 2021 increased $19.2 million, or 3.9%, to $515.0 million from $495.8 million for the third quarter of 2020. The increase was primarily due to the Crisco acquisition, largely offset by comparisons against the extraordinary demand resulting from the COVID-19 pandemic during the third quarter of 2020, as well as one fewer reporting week in the third quarter of 2021 compared to the third quarter of 2020. The Company estimates that the additional week in the third quarter of 2020 contributed approximately $35.0 million to the Company’s net sales for the third quarter of 2020. Net sales of Crisco, acquired on December 1, 2020, contributed $71.2 million to the Company’s net sales for the quarter. Net sales for the third quarter of 2021 were 26.7% higher than pre-pandemic net sales for the third quarter of 2019. On a two-year compound annual growth basis, relative to pre-pandemic levels, third quarter net sales increased 12.6%.

Base business net sales for the third quarter of 2021 decreased $52.1 million, or 10.5%, to $443.7 million from $495.8 million for the third quarter of 2020. The decrease in base business net sales for the third quarter of 2021 reflected a decrease in unit volume of $68.5 million, partially offset by an increase in net pricing and the impact of product mix of $14.5 million and the positive impact of foreign currency of $1.9 million. Base business net sales for the third quarter of 2021 were 9.2% higher than pre-pandemic base business net sales for the third quarter of 2019. On a two-year compound annual growth basis, relative to pre-pandemic levels, third quarter base business net sales increased 4.5%.

Net sales of Ortega increased $1.6 million, or 4.2%, for the third quarter of 2021 as compared to the third quarter of 2020. Primarily as a result of the tough comparisons against the third quarter of 2020 due to the COVID-19 pandemic, as well as one fewer reporting week in the third quarter of 2021 compared to the third quarter of 2020, net sales of Green Giant (including Le Sueur) decreased $17.0 million, or 10.7%; net sales of the Company’s spices & seasonings3 decreased $14.0 million, or 13.1%; net sales of Clabber Girl decreased $4.3 million, or 17.2%; net sales of Cream of Wheat decreased $1.2 million, or 7.4%; net sales of Maple Grove Farms decreased $0.5 million, or 2.4%, for the third quarter of 2021 as compared to the third quarter of 2020. Net sales of all other brands in the aggregate decreased $16.7 million, or 12.5%, for the third quarter of 2021.

Net sales for the third quarter of 2021 for Green Giant, spices & seasonings, Maple Grove Farms, Ortega, Cream of Wheat, and Clabber Girl were each higher than the net sales for such brands during pre-pandemic third quarter of 2019. Net sales of Green Giant (including Le Sueur) were higher than net sales for the third quarter of 2019 by $20.9 million, or 17.4%; spices & seasonings3 by $10.3 million, or 12.5%; Maple Grove Farms by $2.7 million, or 15.3%; Ortega by $2.6 million, or 7.3%; Cream of Wheat by $1.2 million, or 8.5%; and Clabber Girl by $0.3 million, or 1.9%. Net sales of all other brands in the aggregate were lower by $0.7 million, or 0.6%, compared to the third quarter of 2019.

Gross profit was $105.7 million for the third quarter of 2021, or 20.5% of net sales. Excluding the negative impact of a $14.1 million accrual for the estimated present value of a multi-employer pension plan withdrawal liability in connection with the pending sale and closure of the Company’s Portland, Maine manufacturing facility, and $2.8 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the third quarter of 2021, the Company’s gross profit would have been $122.6 million, or 23.8% of net sales. Gross profit was $136.0 million for the third quarter of 2020, or 27.4% of net sales. Excluding the negative impact of $0.1 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the third quarter of 2020, the Company’s gross profit would have been $136.1 million, or 27.5% of net sales.

3	Includes the spices & seasoning brands acquired in the fourth quarter of 2016, as well as the Company’s legacy spices & seasonings brands, such as Dash and Ac’cent.

During the third quarter of 2021, the Company’s gross profit was negatively impacted by higher than expected input cost inflation, including materially increased costs for raw materials and transportation. The Company expects input cost inflation to be materially higher in the fourth quarter of 2021 than it was in the fourth quarter of 2020 and that cost inflation will continue to have a significant industry-wide impact during fiscal 2022. The Company is attempting to mitigate the impact of inflation on its gross profit by locking in prices through short-term supply contracts and advance commodities purchase agreements and by implementing cost saving measures. The Company has also announced list price increases and has reduced trade promotions to its customers for certain of its products. However, increases in the prices the Company charges its customers generally lag behind rising input costs. As such, the Company does not expect to fully offset the incremental costs that the Company is facing in fiscal 2021 and expects continued cost inflation in fiscal 2022.

Selling, general and administrative expenses increased $3.0 million, or 6.9%, to $46.4 million for the third quarter of 2021 from $43.4 million for the third quarter of 2020. The increase was composed of increases in warehousing expenses of $3.5 million and acquisition/divestiture-related and non-recurring expenses of $3.3 million, partially offset by decreases in selling expenses of $1.7 million, consumer marketing expenses of $1.2 million and general and administrative expenses of $0.9 million. The increase in warehousing expenses was primarily driven by the Crisco acquisition and customer fines related to COVID-19 shortages and delays, partially offset by one fewer reporting week in the third quarter of 2021 compared to the third quarter of 2020. Expressed as a percentage of net sales, selling, general and administrative expenses increased by 0.2 percentage points to 9.0% for the third quarter of 2021, compared to 8.8% for the third quarter of 2020.

Net interest expense increased $0.2 million, or 0.8%, to $26.6 million for the third quarter of 2021 from $26.4 million in the third quarter of 2020. The increase was primarily attributable to an increase in average long-term debt outstanding during the third quarter of 2021 as compared to the third quarter of 2020, primarily as a result of incremental borrowings the Company made in the fourth quarter of 2020 to fund the Crisco acquisition and related fees and expenses. The increase in net interest expense was partially offset by a lower effective cost of borrowing during the third quarter of 2021, as well as one fewer reporting week in the third quarter of 2021 compared to the third quarter of 2020.

The Company’s net income was $20.7 million, or $0.32 per diluted share, for the third quarter of 2021, compared to net income of $46.8 million, or $0.72 per diluted share, for the third quarter of 2020. The Company’s adjusted net income for the third quarter of 2021 was $36.2 million, or $0.55 per adjusted diluted share, compared to $47.9 million, or $0.74 per adjusted diluted share, for the third quarter of 2020. The decreases in net income, diluted earnings per share, adjusted net income and adjusted diluted earnings per share were primarily attributable to comparisons against the extraordinary demand resulting from the COVID-19 pandemic during the third quarter of 2020, industry-wide input cost inflation, and one fewer reporting week in the third quarter of 2021 compared to the third quarter of 2020, partially offset by the positive impact of the Crisco acquisition. Net income and diluted earnings per share were also negatively impacted by $16.3 million of cash and non-cash charges relating to the pending sale and closure of the Company’s Portland, Maine manufacturing facility, which includes a $14.1 million accrual for the estimated present value of a multi-employer pension plan withdrawal liability payable over 20 years.

For the third quarter of 2021, adjusted EBITDA was $96.2 million, a decrease of $8.4 million, or 8.1%, compared to $104.6 million for the third quarter of 2020. The decrease in adjusted EBITDA was primarily attributable to comparisons against the extraordinary demand resulting from the COVID-19 pandemic during the third quarter of 2020, industry-wide input cost inflation, and one fewer reporting week in the third quarter of 2021 compared to the third quarter of 2020, partially offset by the positive impact of the Crisco acquisition. Adjusted EBITDA as a percentage of net sales was 18.7% for the third quarter of 2021, compared to 21.1% in the third quarter of 2020.

For the third quarter of 2021, adjusted EBITDA before COVID-19 expenses1 was $96.4 million, a decrease of $13.0 million, or 11.9%, compared to $109.4 million for the third quarter of 2020. COVID-19 expenses were $0.2 million and $4.8 million for the third quarter of 2021 and the third quarter of 2020, respectively. Adjusted EBITDA before COVID-19 expenses as a percentage of net sales was 18.7% for the third quarter of 2021, compared to 22.1% in the third quarter of 2020.

Financial Results for the First Three Quarters of 2021

Net sales for the first three quarters of 2021 increased $26.8 million, or 1.8%, to $1,484.5 million from $1,457.7 million for the first three quarters of 2020. The increase was primarily due to the Crisco acquisition, largely offset by comparisons against the extraordinary demand resulting from the COVID-19 pandemic during the first three quarters of 2020, as well as one fewer reporting week in the first three quarters of 2021 compared to the first three quarters of 2020. The Company estimates that the additional week in the third quarter of 2020 contributed approximately $35.0 million to the Company’s net sales for the first three quarters of 2020. Net sales of Crisco, acquired on December 1, 2020, contributed $187.7 million to the Company’s net sales for the first three quarters. Net sales for the first three quarters of 2021 were 24.7% higher than pre-pandemic net sales for the first three quarters of 2019. On a two-year compound annual growth basis, relative to pre-pandemic levels, net sales for the first three quarters of 2021 increased 11.7%.

Base business net sales1 for the first three quarters of 2021 decreased $161.1 million, or 11.1%, to $1,296.6 million from $1,457.7 million for the first three quarters of 2020. The decrease in base business net sales for the first three quarters of 2021 reflected a decrease in unit volume of $193.7 million, partially offset by an increase in net pricing and the impact of product mix of $27.3 million and the positive impact of foreign currency of $5.3 million. Base business net sales for the first three quarters of 2021 were 6.8% higher than pre-pandemic base business net sales for the first three quarters of 2019. On a two-year compound annual growth basis, relative to pre-pandemic levels, base business net sales for the first three quarters of 2021 increased 3.3%.

Net sales of the Company’s spices & seasonings3 increased $16.7 million, or 6.0%, and net sales of Maple Grove Farms increased $3.8 million, or 6.7%, in the first three quarters of 2021, as compared to the first three quarters of 2020. Net sales of Green Giant (including Le Sueur) decreased $101.3 million, or 21.1%; net sales of Clabber Girl decreased $14.4 million, or 20.6%; net sales of Cream of Wheat decreased $5.7 million, or 10.7%; and net sales of Ortega decreased $4.2 million, or 3.5%, in the first three quarters of 2021, as compared to the first three quarters of 2020. Net sales of all other brands in the aggregate decreased $56.0 million, or 14.1%, for the first three quarters of 2021.

Net sales for the first three quarters of 2021 for spices & seasonings, Ortega, Green Giant, Maple Grove Farms, Cream of Wheat and Clabber Girl were each higher than the net sales for such brands during the pre-pandemic first three quarters of 2019. Spices & seasonings3 net sales were higher than the first three quarters of 2019 net sales by $45.5 million, or 18.2%; Ortega by $11.1 million, or 10.4%; Green Giant (including Le Sueur) by $10.0 million, or 2.7%; Maple Grove Farms by $7.8 million, or 14.7%; Cream of Wheat by $4.5 million, or 10.5%; and Clabber Girl4 by $1.4 million, or 5.1%. Net sales of all other brands in the aggregate were higher by $0.1 million, or less than 0.1%, compared to the first three quarters of 2019.

Gross profit was $335.0 million for the first three quarters of 2021, or 22.6% of net sales. Excluding the negative impact of a $14.1 million accrual for the estimated present value of a multi-employer pension plan withdrawal liability in connection with the pending sale and closure of the Company’s Portland, Maine manufacturing facility, $3.6 million of acquisition/divestiture-related and non-recurring expenses, and $5.1 million of amortization of acquisition-related inventory fair value step-up included in cost of goods sold, during the first three quarters of 2021, the Company’s gross profit would have been $357.8 million, or 24.1% of net sales. Gross profit was $375.0 million for the first three quarters of 2020, or 25.7% of net sales. Excluding the negative impact of $2.8 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the first three quarters of 2020, the Company’s gross profit would have been $377.8 million, or 25.9% of net sales.

4	Compares net sales of Clabber Girl from May 15, 2021 through October 2, 2021 versus May 15, 2019 through September 28, 2019. Clabber Girl was acquired on May 15, 2019.

During the first three quarters of 2021, the Company’s gross profit was negatively impacted by higher than expected input cost inflation, including materially increased costs for raw materials and transportation. The Company expects input cost inflation to be materially higher in the fourth quarter of 2021 than it was in the fourth quarter of 2020 and that cost inflation will continue to have a significant industry-wide impact during fiscal 2022. The Company is attempting to mitigate the impact of inflation on its gross profit by locking in prices through short-term supply contracts and advance commodities purchase agreements and by implementing cost saving measures. The Company has also announced list price increases and has reduced trade promotions to its customers for certain of its products. However, increases in the prices the Company charges its customers generally lag behind rising input costs. As such, the Company does not expect to fully offset the incremental costs that it is facing in fiscal 2021 and expects continued cost inflation in fiscal 2022.

Selling, general and administrative expenses increased $16.2 million, or 12.6%, to $143.9 million for the first three quarters of 2021 from $127.7 million for the first three quarters of 2020. The increase was composed of increases in warehousing expenses of $12.1 million, acquisition/divestiture-related and non-recurring expenses of $7.0 million and consumer marketing expenses of $3.2 million, partially offset by decreases in selling expenses of $5.0 million and general and administrative expenses of $1.1 million. The increase in warehousing expenses was primarily driven by the Crisco acquisition and customer fines related to COVID-19 shortages and delays, partially offset by one fewer reporting week in the first three quarters of 2021 compared to the first three quarters of 2020. Expressed as a percentage of net sales, selling, general and administrative expenses increased by 1.0 percentage points to 9.7% for the first three quarters of 2021, compared to 8.7% for the first three quarters of 2020.

Net interest expense increased $3.0 million, or 3.9%, to $80.3 million for the first three quarters of 2021 from $77.3 million in the first three quarters of 2020. The increase was primarily attributable to an increase in average long-term debt outstanding during the first three quarters of 2021 as compared to the first three quarters of 2020, primarily as a result of incremental borrowings the Company made in the fourth quarter of 2020 to fund the Crisco acquisition and related fees and expenses. The increase in net interest expense was partially offset by a lower effective cost of borrowing during the first three quarters of 2021, as well as one fewer reporting week in the first three quarters of 2021 compared to the first three quarters of 2020.

The Company’s net income was $72.2 million, or $1.10 per diluted share, for the first three quarters of 2021, compared to net income of $119.8 million, or $1.86 per diluted share, for the first three quarters of 2020. The Company’s net income in the first three quarters of 2020 benefited from a discrete tax benefit of $2.3 million related to the U.S. CARES Act. The Company’s adjusted net income for the first three quarters of 2021 was $97.3 million, or $1.49 per adjusted diluted share, compared to $123.2 million, or $1.91 per adjusted diluted share, for the first three quarters of 2020. The decreases in net income, diluted earnings per share, adjusted net income and adjusted diluted earnings per share were primarily attributable to comparisons against the extraordinary demand resulting from the COVID-19 pandemic during the first three quarters of 2020, industry-wide input cost inflation, one fewer reporting week in the first three quarters of 2021 compared to the first three quarters of 2020, and the impact of the discrete tax benefit received in the first quarter of 2020, partially offset by the positive impact of the Crisco acquisition. Net income and diluted earnings per share were also negatively impacted by $16.3 million of cash and non-cash charges relating to the pending sale and closure of the Company’s Portland, Maine manufacturing facility, which includes a $14.1 million accrual for the estimated present value of a multi-employer pension plan withdrawal liability payable over 20 years.

For the first three quarters of 2021, adjusted EBITDA was $272.9 million, a decrease of $15.0 million, or 5.2%, compared to $287.9 million for the first three quarters of 2020. The decrease in adjusted EBITDA was primarily attributable to comparisons against the extraordinary demand during the first three quarters of 2020 resulting from the COVID-19 pandemic, industry-wide input cost inflation, and one fewer reporting week in the first three quarters of 2021 compared to the first three quarters of 2020, partially offset by the positive impact of the Crisco acquisition. Adjusted EBITDA as a percentage of net sales was 18.4% for the first three quarters of 2021, compared to 19.8% in the first three quarters of 2020.

For the first three quarters of 2021, adjusted EBITDA before COVID-19 expenses was $277.2 million, a decrease of $19.9 million, or 6.7%, compared to $297.1 million for fiscal 2020. COVID-19 expenses were $4.3 million and $9.2 million for the first three quarters of 2021 and the first three quarters of 2020, respectively. Adjusted EBITDA before COVID-19 expenses as a percentage of net sales was 18.7% for the first three quarters of 2021, compared to 20.4% in the first three quarters of 2020.

Sale of Portland, Maine Manufacturing Facility

As previously announced, the Company reached an agreement during the third quarter of 2021 to sell its Portland, Maine manufacturing facility. In connection with the pending sale and closure of the facility, the Company expects to incur a multi-employer pension plan withdrawal liability with an estimated present value of approximately $14.1 million, payable over 20 years in installments of approximately $0.9 million per year. During the third quarter of 2021, the Company recorded a charge of $16.3 million, including $14.1 million related to the multi-employer pension plan withdrawal liability and $2.2 million related to severance costs for the affected employees and other expenses.

The annual cash payments for the multi-employer pension plan withdrawal liability are expected to be more than offset by cost savings resulting from the transition of the manufacturing operations, and the remainder of the cash portion of the one-time charges are expected to be largely offset by the proceeds of the sale of the Portland property. The sale is expected to close during the first quarter of fiscal 2022.

Full Year Fiscal 2021 Guidance

B&G Foods reaffirmed its net sales guidance for full year fiscal 2021. Net sales, which will be positively impacted by a full twelve months of ownership of the Crisco brand, are expected to be approximately $2.05 billion to $2.10 billion. B&G Foods also announced adjusted EBITDA guidance for full year fiscal 2021 at a range of $358.0 million to $365.0 million.

B&G Foods continues to see strong consumer demand for its products relative to pre-pandemic 2019. The Company has also seen and expects to continue to see significant cost inflation for various inputs, including ingredients, packaging and transportation. The Company has initiated various revenue enhancing activities (including list price increases and trade spend initiatives) and cost savings initiatives to offset these costs but there can be no assurance at this point of the ultimate effectiveness of these activities and initiatives. Because the Company’s management is not able to fully estimate the impact COVID-19, cost inflation and the Company’s cost inflation mitigation efforts will have on the Company’s results for the remainder of fiscal 2021, the Company is unable at this time to provide more detailed guidance for full year fiscal 2021. The ultimate impact of the COVID-19 pandemic on the Company’s business will depend on many factors, including, among others: how long social distancing and stay-at-home and work-from home policies and recommendations remain in effect; whether, and the extent to which, additional waves or variants of COVID-19 will affect the United States and the rest of North America; the Company’s ability to continue to operate its manufacturing facilities, maintain its supply chain without material disruption, procure ingredients, packaging and other raw materials when needed; the extent to which macroeconomic conditions resulting from the pandemic and the pace of the subsequent recovery may impact consumer eating and shopping habits; and the extent to which consumers continue to work remotely even after the pandemic subsides and how that may impact consumer habits.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, November 4, 2021 to discuss third quarter 2021 financial results. The live audio webcast of the conference call can be accessed at www.bgfoods.com/investor-relations. A replay of the webcast will be available following the conference call through the same link.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income” (net income adjusted for certain items that affect comparability), “adjusted diluted earnings per share,” (diluted earnings per share adjusted for certain items that affect comparability), “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued or divested brands), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt), “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on sale of assets) and non-recurring expenses, gains and losses) and “adjusted EBITDA before COVID-19 expenses” (adjusted EBITDA as adjusted for COVID-19 expenses5) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP) in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses non-GAAP financial measures to adjust for certain items that affect comparability. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses, and a reconciliation of EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses to net income and to net cash provided by operating activities, is included below for the third quarter and first three quarters of 2021 and 2020, along with the components of EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses. Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature, B&G, B&M, Bear Creek, Cream of Wheat, Crisco, Dash, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

5	COVID-19 expenses include temporary enhanced compensation from March 30, 2020 to February 15, 2021 for the Company’s manufacturing employees, compensation the Company continued to pay manufacturing employees while in quarantine (which was incremental to the compensation the Company paid to the manufacturing employees who produced the Company’s products while others were in quarantine), and expenses relating to other precautionary health and safety measures.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ expectations regarding net sales, consumer trends, input cost inflation, list price increases, trade spend initiatives, margins, and the Company’s overall expectations for the remainder of fiscal 2021 and beyond; B&G Foods’ planned sale of the Portland, Maine manufacturing facility and the timing thereof; the transition of manufacturing operations to third-party co-manufacturers and existing B&G Foods manufacturing facilities without any anticipated disruption in production or customer service; the anticipated improvements to productivity and reduction in overall costs; the estimated multi-employer pension plan withdrawal liability; and the extent to which the proceeds from the sale and future cost savings may offset the cash costs relating to the closure of the manufacturing facility and the withdrawal liability payments. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that may affect actual results include, without limitation: the impact of the COVID-19 pandemic on the Company’s business, including, without limitation, the ability of the Company and its supply chain partners to continue to operate manufacturing facilities, distribution centers and other work locations without material disruption; and to procure ingredients, packaging and other raw materials when needed, the duration of social distancing and stay-at-home and work-from-home policies and recommendations, and whether, and the extent to which, additional waves or variants of COVID-19 will affect the United States and the rest of North America, and the extent to which macroeconomic conditions resulting from the pandemic and the pace of the subsequent recovery may impact consumer eating and shopping habits; whether and when the Company will be able to realize the expected financial results and accretive effect of the Crisco acquisition, and how customers, competitors, suppliers and employees will react to the acquisition; the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies from recent or future acquisitions; the Company’s ability to successfully complete the integration of recent or future acquisitions into the Company’s enterprise resource planning (ERP) system; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act and the U.S. CARES Act; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	October 2,	January 2,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$27,062	$52,182
Trade accounts receivable, net	179,655	132,935
Inventories	670,305	492,804
Assets held for sale	3,262	—
Prepaid expenses and other current assets	45,153	43,619
Income tax receivable	7,341	15,761
Total current assets	932,778	737,301

Property, plant and equipment, net	346,537	371,854
Operating lease right-of-use assets	54,700	32,216
Goodwill	644,869	644,747
Other intangible assets, net	1,955,597	1,971,326
Other assets	6,240	5,948
Deferred income taxes	5,417	4,178
Total assets	$3,946,138	$3,767,570

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$202,675	$126,537
Accrued expenses	54,437	77,460
Current portion of operating lease liabilities	11,060	11,034
Income tax payable	463	101
Dividends payable	30,826	30,520
Total current liabilities	299,461	245,652

Long-term debt	2,406,830	2,334,086
Deferred income taxes	309,698	293,121
Long-term operating lease liabilities, net of current portion	46,535	23,959
Other liabilities	52,992	38,875
Total liabilities	3,115,516	2,935,693

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 64,896,909 and 64,252,859 shares issued and outstanding as of October 2, 2021 and January 2, 2021, respectively	649	643
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(35,405)	(35,594)
Retained earnings	865,378	866,828
Total stockholders’ equity	830,622	831,877
Total liabilities and stockholders’ equity	$3,946,138	$3,767,570

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 2,	October 3,	October 2,	October 3,
	2021	2020	2021	2020
Net sales	$514,965	$495,759	$1,484,474	$1,457,668
Cost of goods sold	409,300	359,733	1,149,425	1,082,625
Gross profit	105,665	136,026	335,049	375,043

Operating expenses:
Selling, general and administrative expenses	46,409	43,395	143,864	127,715
Amortization expense	5,396	4,735	16,231	14,197
Operating income	53,860	87,896	174,954	233,131

Other income and expenses:
Interest expense, net	26,630	26,430	80,312	77,318
Other income	(1,130)	(702)	(3,338)	(1,856)
Income before income tax expense	28,360	62,168	97,980	157,669
Income tax expense	7,613	15,355	25,804	37,853
Net income	$20,747	$46,813	$72,176	$119,816

Weighted average shares outstanding:
Basic	64,845	64,217	64,735	64,133
Diluted	65,493	64,801	65,371	64,434

Earnings per share:
Basic	$0.32	$0.73	$1.11	$1.87
Diluted	$0.32	$0.72	$1.10	$1.86

Cash dividends declared per share	$0.475	$0.475	$1.425	$1.425

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Before COVID-19 Expenses to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 2,	October 3,	October 2,	October 3,
	2021	2020	2021	2020
Net income	$20,747	$46,813	$72,176	$119,816
Income tax expense	7,613	15,355	25,804	37,853
Interest expense, net	26,630	26,430	80,312	77,318
Depreciation and amortization	20,728	15,589	61,257	46,508
EBITDA(1)	75,718	104,187	239,549	281,495
Acquisition/divestiture-related and non-recurring expenses(2)	6,388	423	14,217	6,403
Amortization of acquisition-related inventory step-up(3)	—	—	5,054	—
Accrual for expected multi-employer pension plan withdrawal liability(4)	14,056	—	14,056	—
Adjusted EBITDA(1)	96,162	104,610	272,876	287,898
COVID-19 expenses(5)	209	4,786	4,299	9,225
Adjusted EBITDA before COVID-19 expenses(1)	96,371	109,396	277,175	297,123
Income tax expense	(7,613)	(15,355)	(25,804)	(37,853)
Interest expense, net	(26,630)	(26,430)	(80,312)	(77,318)
Acquisition/divestiture-related and non-recurring expenses(2)	(6,388)	(423)	(14,217)	(6,403)
Amortization of acquisition-related inventory step-up(3)	—	—	(5,054)	—
Accrual for expected multi-employer pension plan withdrawal liability(4)	(14,056)	—	(14,056)	—
Net loss (gain) on sales and disposals of property, plant and equipment	30	—	—	(61)
Deferred income taxes	3,524	5,587	14,894	19,868
Amortization of deferred debt financing costs and bond discount/premium	1,155	1,965	3,444	3,764
Share-based compensation expense	1,103	2,817	3,228	7,061
Changes in assets and liabilities, net of effects of business combinations	(100,466)	(86,834)	(142,213)	35,347
Net cash provided by (used in) operating activities	$(53,179)	$(14,063)	$12,786	$232,303

(1)	EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of assets); and non-recurring expenses, gains and losses, including severance and other expenses relating to the separation of the Company’s former chief executive officer in fiscal 2020, a workforce reduction in fiscal 2019 and an accrual for the estimated present value of a multi-employer pension plan withdrawal liability. The Company defines adjusted EBITDA before COVID-19 expenses as adjusted EBITDA adjusted for COVID-19 expenses.

Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement and the Company’s senior notes indentures contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance. EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are not complete net cash flow measures because EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are potential indicators of an entity’s ability to fund these cash requirements. EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses may not be comparable to other similarly titled measures of other companies. However, EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses can still be useful in evaluating the Company’s performance against the Company’s peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(2)	Acquisition/divestiture-related and non-recurring expenses for the third quarter and first three quarters of 2021 of $6.4 million and $14.2 million, respectively, primarily includes acquisition and integration expenses for the Crisco acquisition and certain cost savings initiatives. Acquisition/divestiture-related and non-recurring expenses for the third quarter and first three quarters of 2020 of $0.4 million and $6.4 million, respectively, primarily includes acquisition and integration expenses for the Clabber Girl and Farmwise acquisitions, and severance and other expenses primarily relating to a workforce reduction in fiscal 2019 and certain cost savings initiatives.
(3)	For the first three quarters of 2021, amortization of acquisition-related inventory step-up of $5.1 million relates to the purchase accounting adjustments made during the first quarter of 2021 to inventory acquired in the Crisco acquisition.
(4)	During the third quarter of 2021, the Company reached an agreement to sell its Portland, Maine manufacturing facility. In connection with the pending sale and closure of the facility, the Company expects to incur a multi-employer pension plan withdrawal liability with an estimated present value of approximately $14.1 million, payable over 20 years in installments of approximately $0.9 million per year.
(5)	COVID-19 expenses of $0.2 million and $4.3 million for the third quarter and first three quarters of 2021, respectively, and $4.8 million and $9.2 million for the third quarter and first three quarters of 2020, respectively, primarily includes temporary enhanced compensation for the Company’s manufacturing employees from March 30, 2020 to February 15, 2021; compensation the Company continued to pay manufacturing employees while in quarantine (which was incremental to the compensation the Company paid to the manufacturing employees who produced the Company’s products while others were in quarantine); and expenses relating to other precautionary health and safety measures.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings per Share to Net Income

(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 2,	October 3,	October 2,	October 3,
	2021	2020	2021	2020
Net income	$20,747	$46,813	$72,176	$119,816
Acquisition/divestiture-related and non-recurring expenses, net of tax(1)	4,823	319	10,734	4,834
Accelerated amortization of deferred debt financing costs	—	808	—	808
Tax benefit(2)	—	—	—	(2,258)
Amortization of acquisition-related inventory step-up, net of tax(3)	—	—	3,816	—
Accrual for expected multi-employer pension plan withdrawal liability(4)	10,612	—	10,612	—
Adjusted net income	$36,182	$47,940	$97,338	$123,200
Adjusted diluted earnings per share	$0.55	$0.74	$1.49	$1.91

(1)	Acquisition/divestiture-related and non-recurring expenses for the third quarter and first three quarters of 2021 primarily includes acquisition and integration expenses for the Crisco acquisition and certain cost savings initiatives. Acquisition/divestiture-related and non-recurring expenses for the third quarter and first three quarters of 2020 primarily includes acquisition and integration expenses for the Clabber Girl and Farmwise acquisitions, and severance and other expenses primarily relating to a workforce reduction in fiscal 2019 and certain cost savings initiatives.
(2)	The first three quarters of 2020 includes a $2.3 million tax benefit associated with the U.S. CARES Act, which was recorded during the first quarter of 2020.
(3)	For the first three quarters of 2021, amortization of acquisition-related inventory step-up of $5.1 million (or $3.8 million, net of tax) relates to the purchase accounting adjustments made during the first quarter of 2021 to inventory acquired in the Crisco acquisition.
(4)	During the third quarter of 2021, the Company reached an agreement to sell its Portland, Maine manufacturing facility. In connection with the pending sale and closure of the facility, the Company expects to incur a multi-employer pension plan withdrawal liability with an estimated present value of approximately $14.1 million (or $10.6 million, net of tax), payable over 20 years in installments of approximately $0.9 million per year.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Base Business Net Sales(1) to Net Sales

(In thousands)

(Unaudited)

2021 Compared to 2020

	Third Quarter Ended		First Three Quarters Ended
	October 2,	October 3,	October 2,	October 3,
	2021	2020	2021	2020
Net sales	$514,965	$495,759	$1,484,474	$1,457,668
Net sales from acquisitions(2)	(71,217)	—	(187,915)	—
Base business net sales	$443,748	$495,759	$1,296,559	$1,457,668

2021 Compared to 2019

	Third Quarter Ended		First Three Quarters Ended
	October 2,	September 28,	October 2,	September 28,
	2021	2019	2021	2019
Net sales	$514,965	$406,311	$1,484,474	$1,190,242
Net sales from acquisitions(3)	(71,318)	—	(213,852)	—
Base business net sales	$443,647	$406,311	$1,270,622	$1,190,242

(1)	Base business net sales is a non-GAAP financial measure used by management to measure operating performance. The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until the net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued or divested brands. The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date. For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. The Company has included this financial measure because management believes it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.
(2)	Primarily reflects $71.2 million and $187.7 million of net sales for Crisco for the third quarter and first three quarters of 2021, respectively, for which there is no comparable period of net sales during the third quarter and first three quarters of 2020, respectively. The Crisco acquisition closed on December 1, 2020.
(3)	Primarily reflects (a) $71.2 million and $187.7 million of net sales for Crisco for the third quarter and first three quarters of 2021, respectively, and (b) $25.5 million, or four and one-half months of net sales for Clabber Girl in the first three quarters of 2021, in each case for which there is no comparable period of net sales during the third quarter and first three quarters of 2019, respectively. The Crisco acquisition closed on December 1, 2020 and the Clabber Girl acquisition closed on May 15, 2019.